UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                     SCHEDULE 13G

                     Under the Securities Exchange Act of 1934
                                   (Amendment No. 3)*

                               Pilot Network Services, Inc.
                             __________________________________
                                       (Name of Issuer)

                                         Common Stock
                                _____________________________
                               (Title of Class of Securities)

                                          721596 10 4
                                   ________________________
                                          CUSIP Number

                                        February 14, 2000
                                   ________________________
                   (Date of Event Which Requires Filing of this Statement)

____________________________________________________________

Check the appropriate box to designate the rule pursuant to which this
 Schedule is filed:
	[X] Rule 13d-1 (b)
	[  ] Rule 13d-1 (c)
	[  ] Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  721596 10 4                        			     Page 2 of 9

_______________________________________________________________________________
(1)  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Technology Funding Venture Partners IV,An Aggressive Growth Fund, LP
_______________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                (a)  [  ]
                                                (b)  [ X]

_______________________________________________________________________________
(3) SEC USE ONLY

_______________________________________________________________________________
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

                                                								    Delaware
_______________________________________________________________________________

                    				(5)  SOLE VOTING POWER 	             -0-
NUMBER OF SHARES
BENEFICIALLY OWNED      (6)  SHARED VOTING POWER       	    7,760
BY EACH REPORTING
PERSON WITH		           (7)  SOLE DISPOSITIVE POWER           -0-

               			      (8)  SHARED DISPOSITIVE POWER       7,760
_______________________________________________________________________________
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                                       																	    7,760
_______________________________________________________________________________
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                  [    ]

_______________________________________________________________________________
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                           					   									0.056%
_______________________________________________________________________________
(12)  TYPE OF REPORTING PERSON*
                                                 					        PN

_______________________________________________________________________________

CUSIP No.  721596 10 4                        			     Page 3 of 9

_______________________________________________________________________________
(1)  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Technology Funding Partners V, An Aggressive Growth Fund, LP
_______________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                		(a)  [  ]
                                                		(b)  [ X]

_______________________________________________________________________________
(3) SEC USE ONLY

_______________________________________________________________________________
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

                                                       Delaware
_______________________________________________________________________________

                    				(5)  SOLE VOTING POWER 			         -0-
NUMBER OF SHARES
BENEFICIALLY OWNED      (6)  SHARED VOTING POWER 		       198,814
BY EACH REPORTING
PERSON WITH	     	      (7)  SOLE DISPOSITIVE POWER		       -0-

               			      (8)  SHARED DISPOSITIVE POWER     198,814
_______________________________________________________________________________
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                                  								      										198,814
_______________________________________________________________________________
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                  [    ]

_______________________________________________________________________________
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                       					   										   1.45%
_______________________________________________________________________________
(12)  TYPE OF REPORTING PERSON*
                                   					        									    PN

_______________________________________________________________________________

CUSIP No.  721596 10 4                        			     Page 4 of 9
_______________________________________________________________________________
(1)  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Technology Funding Inc.
_______________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                  (a)  [  ]
                                                		(b)  [ X]

_______________________________________________________________________________
(3) SEC USE ONLY

_______________________________________________________________________________
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

                                                     California
_______________________________________________________________________________

               			     (5)  SOLE VOTING POWER 			          -0-
NUMBER OF SHARES
BENEFICIALLY OWNED     (6)  SHARED VOTING POWER 		       206,574
BY EACH REPORTING
PERSON WITH      	     (7)  SOLE DISPOSITIVE POWER		       -0-

                		     (8)  SHARED DISPOSITIVE POWER     206,574
_______________________________________________________________________________
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                            								        											  206,574
_______________________________________________________________________________
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                  [    ]

_______________________________________________________________________________
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                  					     										    1.50%
_______________________________________________________________________________
(12)  TYPE OF REPORTING PERSON*
                                               					      IA,CO

_______________________________________________________________________________


PAGE>
CUSIP No.  721596 10 4                        			     Page 5 of 9
_______________________________________________________________________________
(1)  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Technology Funding Ltd.
_______________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  [  ]
                                                              (b)  [ X]

_______________________________________________________________________________
(3) SEC USE ONLY

_______________________________________________________________________________
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

                                                           California
_______________________________________________________________________________

                    				(5)  SOLE VOTING POWER 			         -0-
NUMBER OF SHARES
BENEFICIALLY OWNED      (6)  SHARED VOTING POWER 		      206,574
BY EACH REPORTING
PERSON WITH		           (7)  SOLE DISPOSITIVE POWER		      -0-

               			      (8)  SHARED DISPOSITIVE POWER    206,574
_______________________________________________________________________________
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                                    			 						 										206,574
_______________________________________________________________________________
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                                [    ]

_______________________________________________________________________________
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                    					     										    1.50%
_______________________________________________________________________________
(12)  TYPE OF REPORTING PERSON*
                                   					      									   IA,PN

_______________________________________________________________________________

CUSIP No.  721596 10 4                        			     Page 6 of 9

_______________________________________________________________________________
(1)  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Charles R. Kokesh
_______________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  [  ]
                                                               (b)  [ X]

_______________________________________________________________________________
(3) SEC USE ONLY

_______________________________________________________________________________
(4) CITIZENSHIP OR PLACE OF ORGANIZATION


                                                 United States of America
_______________________________________________________________________________

                 				(5) SOLE VOTING POWER 			           -0-
NUMBER OF SHARES
BENEFICIALLY OWNED  	(6) SHARED VOTING POWER 		        206,574
BY EACH REPORTING
PERSON WITH		        (7) SOLE DISPOSITIVE POWER		        -0-

            			      (8) SHARED DISPOSITIVE POWER      206,574
_______________________________________________________________________________
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                          								        											  206,574
_______________________________________________________________________________
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                  [    ]

_______________________________________________________________________________
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                					     										     1.50%
_______________________________________________________________________________
(12) TYPE OF REPORTING PERSON*
                                                       HC,IN

_______________________________________________________________________________


PAGE>
CUSIP No.  721596 10 4                        			     Page 7  of 9

_______________________________________________________________________________
(1)  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Gregory T. George
_______________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                		(a)  [  ]
                                                		(b)  [ X]

_______________________________________________________________________________
(3) SEC USE ONLY

_______________________________________________________________________________
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

                                            United States of Amercia
_______________________________________________________________________________

                 				(5) SOLE VOTING POWER 			            -0-
NUMBER OF SHARES
BENEFICIALLY OWNED  	(6) SHARED VOTING POWER 		        206,574
BY EACH REPORTING
PERSON WITH		        (7) SOLE DISPOSITIVE POWER		         -0-

            			      (8) SHARED DISPOSITIVE POWER      206,574
_______________________________________________________________________________
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                           								        											  206,574
_______________________________________________________________________________
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                 [   ]

_______________________________________________________________________________
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                  					     										    1.50%
_______________________________________________________________________________
(12)  TYPE OF REPORTING PERSON*
                                              					     HC,IN

_______________________________________________________________________________

CUSIP No.  721596 10 4                        			     Page 8  of 9

_______________________________________________________________________________
(1)  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Peter F. Bernardoni
_______________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                (a)  [   ]
                                                (b)  [ X]

_______________________________________________________________________________
(3) SEC USE ONLY

_______________________________________________________________________________
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

                                              United States of Amercia
_______________________________________________________________________________

                 				(5)  SOLE VOTING POWER 			           -0-
NUMBER OF SHARES
BENEFICIALLY OWNED  	(6)  SHARED VOTING POWER 		        206,574
BY EACH REPORTING
PERSON WITH		        (7)  SOLE DISPOSITIVE POWER		        -0-

            			      (8)  SHARED DISPOSITIVE POWER      206,574
_______________________________________________________________________________
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                       			    					        											  206,574
_______________________________________________________________________________
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                  [    ]

_______________________________________________________________________________
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                         1.50%
_______________________________________________________________________________
(12)  TYPE OF REPORTING PERSON*
                                                      HC,IN
_______________________________________________________________________________

CUSIP No.  721596 10 4                        			     Page 9 of 9

Item 1.

(a) Name of Issuer: Pilot Network Services, Inc.
(b) Address of Issuer's Principal Executive Offices:

    1000 Marina Village Parkway, Alameda, CA  94501


Item 2.

(a) Name of Person(s) Filing:

    Technology Funding Venture Partners IV, An Aggressive Growth Fund, LP Technology Funding Venture Partners V, An Aggressive Growth Fund, LP Technology Funding Inc.
    Technology Funding Ltd.
    Charles R. Kokesh
    Gregory T. George
    Peter F. Bernardoni

(b) Address of Principal Business Office:

    2000 Alameda de las Pulgas, Suite 250, San Mateo, California, 94403


(c) Citizenship:

    United States


(d) Title of Class of Securities:

    Common Stock


(e) CUSIP Number:

    721596 10 4


Item 3.
If this statement is filed pursuant to Section 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)[ ]Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b)[ ]Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)[ ]Insurance company as defined in section 3(a)(19) of the Act
(15 U.S.C. 78c).
(d)[ ]Investment company registered under section 8 of the Investment
Company Act of 1940 (15 U.S.C 80a-8).
(e)[ ]An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);
(f)[ ]An employee benefit plan or endowment fund in accordance with
Section 240.13d-1(b)(1)(ii)(F);
(g)[ ]A parent holding company or control person in accordance with
Section 240.13d-1(b)(1)(ii)(G);
(h)[ ]A savings associations as defined in Section 3(b) of the Federal
Deposit Insurance Act (12 U.S.C. 1813);
(i)[ ]A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
(15 U.S.C. 80a-3);
(j)[X]Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4.
Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)Amount beneficially owned: 206,574
(b)Percent of class:  1.50%
(c)Number of shares as to which the person has:
(i)Sole power to vote or to direct the vote                     -0-
(ii)Shared power to vote or to direct the vote              206,574
(iii)Sole power to dispose or to direct the disposition of      -0-
(iv)Shared power to dispose or to direct the disposition of 206,574

Item 5.
This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6.
Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7.
Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not Applicable

Item 8.

Identification and Classification of Members of the Group

Technology Funding Ltd. and Technology Funding Inc. are the investment advisers to Technology Funding Venture Partners IV, An Aggressive Growth Fund, L.P., and Technology Funding Venture Partners V, An Aggressive Growth Fund, LP(the "Funds"). Mr. Kokesh and Mr. George are general partners of Technology Funding Ltd. Mr. Kokesh, Mr. George and
Mr. Bernardoni are officers of Technology Funding Inc., the shareholder of the Funds.

Item 9.
Notice of Dissolution of Group

Not Applicable

Item 10.   Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 14, 2000              Technology Funding Partners IV,
                                        An Aggressive Growth Fund, LP

                                        By:     Technology Funding Inc.,
                                                Managing General Partner

                                        By:      /s/  Charles R. Kokesh
                                                 Charles R. Kokesh
                                                 Chief Executive Officer


Dated:   February 14, 2000              Technology Funding Venture Partners V,
                                        An Aggressive Growth Fund, LP

                                        By:     Technology Funding Inc.,
                                                Managing General Partner

                                        By:     /s/  Charles R. Kokesh
                                                Charles R. Kokesh
                                                Chief Executive Officer

Dated:   February 14, 2000             Technology Funding Inc.
                                       A California Corporation

                                       By:      /s/  Charles R. Kokesh
                                                Charles R. Kokesh
                                                Chief Executive Officer


Dated:   February 14, 2000             Technology Funding Ltd.
                                       A California Limited Partnership

                                       By:      /s/  Charles R. Kokesh
                                                Charles R. Kokesh
                                                Managing General Partner


Dated:   February 14, 2000            By:      /s/  Charles R. Kokesh
                                               Charles R. Kokesh

Dated:   February 14, 2000            By:      /s/  Gregory T. George
                                               Gregory T. George

Dated:   February 14, 2000            By:      /s/  Peter F. Bernardoni
                                               Peter F. Bernardoni